CERTIFICATE OF TRUST
                                       OF
                            KIT COLE INVESTMENT TRUST

                            A Delaware Business Trust

         This Certificate of Trust of KIT COLE INVESTMENT TRUST (the "Trust"), dated as of this 27th day of March, 2000 is being duly executed and filed, in order to form a business trust pursuant to the Delaware Business Trust Act (the "Act"), Del. Code Ann.tit. 12, Sections 3801-3819.

1. NAME. The name of the business trust formed hereby is "Kit Cole Investment Trust."

2. REGISTERED OFFICE AND REGISTERED AGENT. The Trust will become, prior to the issuance of shares of beneficial interest, a registered investment company under the Investment Company Act of 1940, as amended. Therefore, in accordance with section 3807(b) of the Act, the Trust has and shall maintain in the State of Delaware a registered office and a registered agent for service of process.

(A) REGISTERED OFFICE. The registered office of the Trust in Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

(B) REGISTERED AGENT. The registered agent for service of process on the Trust in Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

3. LIMITATION OF LIABILITY. Pursuant to section 3804(a) of the Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust, established pursuant to the terms of the Agreement and Declaration of Trust, shall be enforceable against the assets of such series only and not against the assets of the Trust generally.

         IN WITNESS WHEREOF, the Trustee named below does hereby execute this Certificate of Trust as of the date first-above written.

                                                              /S/ JEFF TAPPAN
                                                              Jeff Tappan